Exhibit 3.92
LIMITED LIABILITY COMPANY AGREEMENT
OF
MPT OF COVINGTON, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made and entered into as of May 26, 2005, by and between MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (hereinafter referred to as the “Sole Member”), and MPT OF COVINGTON, LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company was organized pursuant to the Delaware Limited Liability Company Act (the “Act”), as set forth in the Delaware Code, § 18-101 et seq., as the same may be amended from time to time on May 26, 2005;
WHEREAS, the parties desire to enter into this Limited Liability Company Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties hereby agree as follows:
1. MEMBERSHIP INTERESTS. The Sole Member currently owns one hundred percent (100%) of the percentage interests in the Company.
2. MANAGEMENT BY MEMBERS. Management of the Company shall be vested in its members. The members shall have the exclusive right, power and authority to manage and operate the business and affairs of the Company and to authorize any act or transaction on behalf of the Company. The members may from time to time appoint and delegate authority to act on behalf of the Company to such officers as the members deem appropriate. Any deed, agreement or other instrument, whether or not for apparently carrying on in the usual way the business or affairs of the Company, shall be binding on the Company and may be relied upon by any person or entity which is supplied with such executed deed, agreement or other instrument, if the same is executed on behalf of the Company by a member.
3. GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the Act and the laws of the State of Delaware, without giving effect to its choice of law provisions.
4. ENTIRE AGREEMENT. This Limited Liability Company Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, whether written or oral.

5. AMENDMENTS. No amendments of this Agreement shall be valid unless it is set forth in a writing signed by the members of the Company.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Limited Liability Company Agreement on the date first set forth above.

MPT OPERATING PARTNERSHIP, L.P.
By:	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
President and Chief Executive Officer

MPT OF COVINGTON, LLC BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER
By:	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
President and Chief Executive Officer

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